EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFLINK® CORP. REPORTS SECOND QUARTER 2004

FINANCIAL RESULTS

Company to Provide Update on Significant Government Award

BELLEVUE, WA –(August 12, 2004) –SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer and integrator of biometric and smart card security solutions, today reported its financial results for the second quarter 2004.

Revenue for the second quarter of 2004 was $918,000, up 14% compared to $802,000 in the first quarter of 2004, and up 450% when compared to the $167,000 reported in the second quarter of 2003. The Company reported a net loss of $2.4 million, or $0.07 per share, in the second quarter of 2004, compared to a net loss of $2.0 million, or $0.07 per share, in the first quarter of 2004, and a net loss of $3.4 million, or $0.13 per share, in the second quarter of 2003. The net loss for the second quarter of 2004 included a gain of approximately $803,000 related to the change in fair value of outstanding warrants issued in connection with our February 2004 PIPE financing. Each reporting period, the Company is required to reassess the fair value of these outstanding warrants, which are classified as liabilities.

For the six months ended June 30, 2004, revenue was $1.7 million compared to $764,000 in the first six months of 2003. The Company reported a net loss of $4.4 million, or $0.14 per share, compared to a net loss of $5.4 million, or $0.22 per share, in the first six months of 2003.

Glenn Argenbright, President and CEO of SAFLINK commented, “The second quarter was marked by our continued efforts in building on our strategic vision of providing customers with a complete, end-to-end security authentication platform. This effort began in earnest late last year with our acquisition of BSG for physical access capabilities and continued this last quarter as we closed in on a merger with SSP-Litronic and built a strategic partnership with Microsoft. The merger, which became effective last week, brings us what we believe to be the most advanced smart card and PKI capabilities available. The Microsoft partnership provides a strong partner for Homeland Security initiatives and technology, like the .NET platform, to meet the scalability and security requirements for large scale infrastructures.”

Argenbright continued, “We believe our role on the teams that have recently won major government awards, including the just announced TWIC contract, support our belief that our products, solutions and technology will address the needs of the largest authentication programs of our nation. These achievements, coupled with our new subsidiary Litronic’s continued success with the Department of Defense’s Common Access Card refresh orders, are further validation of our growing success in the Government sector.”

The Company will hold a conference call to discuss financial results today at 5:00 PM EST. The Company may provide forward-looking information on this call. To listen to the conference, please call 1-800-322-0079. A recording of the call will be available on the Investors page of the Company’s web site for ten business days after the call.

About SAFLINK

SAFLINK Corporation offers biometric security and smart card solutions that protect intellectual property, secure information assets, and eliminate passwords. SAFLINK’s software provides Identity Assurance Management™, allowing administrators to verify the identity of users and control their access to: computer networks; physical facilities; applications; manufacturing process control systems; and time and attendance systems. We also offer protection for popular applications such as e-mail, instant messaging, web transactions, and individual files. For more information, please see www.saflink.com or call SAFLINK at 800-762-9595.

NOTE: “SAFLINK,” “SAFsolution,” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation. “Protecting your enterprise through secure authentication” is a trademark of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with government programs and contracts, which are often non-standard and may be subject to cancellation without penalty and may produce volatility in earnings and revenue, the company’s financial condition, its ability to complete new sales contracts entered into this quarter, its ability to convert any backlog or potential sales opportunities into definitive agreements and revenue-producing relationships, the possibility that the merger with SSP-Litronic could disrupt the company’s business because of problems combining certain aspects of the companies and diversion of management’s attention from it core business, the failure of the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the businesses and assets of SSP-Litronic, the combined company’s ability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, SAFLINK’s ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

PR 04-31

SAFLINK COMPANY CONTACT:

SAFLINK Corporation

Thomas Doggett, Director of Marketing

(800) 762-9595

tdoggett@saflink.com

INVESTOR RELATIONS CONTACT

Todd Kehrli

(626) 395-9500

todd@mkr-group.com

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SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue:
Product	$484	$87	$948	$357
Service	434	80	772	407

Total revenue	918	167	1,720	764
Cost of revenue:
Product	260	36	602	91
Service	280	79	453	163
Amortization of intangibles	47	—	94	—

Total cost of revenue	587	115	1,149	254

Gross profit	331	52	571	510
Operating expenses:
Product development	855	705	1,710	1,186
Sales and marketing	1,469	1,482	2,866	2,485
General and administrative	1,202	1,251	2,212	2,247

Total operating expenses	3,526	3,438	6,788	5,918

Operating loss	(3,195)	(3,386)	(6,217)	(5,408)
Interest expense	—	(5)	(1)	(5)
Other income, net	19	21	34	31
Change in fair value of outstanding warrants	803	—	1,837	—

Loss before income taxes	(2,373)	(3,370)	(4,347)	(5,382)
Income tax provision	13	—	26	—

Net loss	(2,386)	(3,370)	(4,373)	(5,382)

Basic and diluted net loss per common share	$(0.07)	$(0.13)	$(0.14)	$(0.22)

Weighted average number of common shares outstanding	31,935	26,074	30,652	23,986

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS	June 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$8,176	$7,099
Accounts receivable, net	661	610
Inventory	252	295
Prepaid expenses and other	907	454

Total current assets	9,996	8,458
Furniture and equipment, net	813	622
Other long-term assets	1,230	—
Intangible assets, net	1,489	1,610
Goodwill	2,158	2,158

Total assets	$15,686	$12,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$785	$547
Accrued expenses	1,146	1,087
Deferred revenue	164	113

Total current liabilities	2,095	1,747

Long-term liability – warrants	2,232	—
Deferred tax liability	26	—
Stockholders’ equity:
Common stock	338	281
Deferred stock-based compensation	(773)	—
Additional paid-in capital	112,126	106,805
Accumulated deficit	(100,358)	(95,985)

Total stockholders’ equity	11,333	11,101

Total liabilities and stockholders’ equity	$15,686	$12,848